Exhibit 10.1

THIS STOCK OPTION SHALL BE VOID AFTER 5:00 P.M. EASTERN TIME (U.S.) ON THE SEVENTH ANNIVERSARY OF THE DATE HEREOF (the “EXPIRATION DATE”).

STOCK OPTION TO PURCHASE 1,450,000 SHARES OF
COMMON STOCK, PAR VALUE $0.001 PER SHARE OF
TRACEGUARD TECHNOLOGIES, INC.

For VALUE RECEIVED, TraceGuard Technologies, Inc., a Nevada corporation (“Company”), is entitled to purchase, subject to the provisions of this Stock Option, from Dr. Fredy Ornath (“Ornath”), at any time not later than 5:00 P.M., Eastern time (U.S.), on the Expiration Date (as defined above) but subject to the vesting schedule described below, at an exercise price per share equal to US $0.35 (the exercise price in effect being herein called the “Option Price”), 1,450,000 shares (“Option Shares”) of the common stock, par value $0.001 per share (“Common Stock”) of the Company. The number of Option Shares purchasable upon exercise of this Stock Option and the Option Price shall be subject to adjustment from time to time as described herein.

Section 1. Transfers. This Stock Option may not be transferred or assigned by the Company.

Section 2. Exercise of Stock Option. (a) Subject to the provisions hereof, the Company may exercise this Stock Option at any time prior to its expiration upon surrender of this Stock Option, together with delivery of the duly executed Stock Option exercise form attached hereto as Appendix A (the “Exercise Agreement”) and payment by cash, certified check or wire transfer of funds, for the aggregate Option Price for that number of Option Shares then being purchased, to Ornath during normal business hours on any business day. Certificates representing the Option Shares together with duly executed stock powers with respect to the Option Shares, shall be delivered by Ornath to the Company to be held in escrow, within thirty (30) days of the date hereof.

(b) This Option shall be exercisable in accordance with the following vesting schedule: (i) at any time on or after September 1, 2007, up to 290,000 Option Shares; (ii) at any time on or after April 1, 2008, up to an additional 300,000 Option Shares; (iii) at any time on or after July 1, 2008, up to an additional 135,000 Option Shares; and (iv) at any time on or after April 1, 2009, up to an additional 725,000 Option Shares; provided, however, that this Stock Option may only be exercised if, and to the extent that, that certain stock option between the Company and Ganani (the “Ganani Option”), dated as of the date hereof, is exercised by Ganani; and further, provided, that this Stock Option shall terminate immediately upon termination of the Ganani Option with respect to the Option Shares which remain subject to vesting as set forth in this Section 2(b).

(c) The vesting provisions of this Section 2 shall apply to any securities received in replacement of the Option Shares, as a stock dividend or as a result of any stock split, recapitalization, merger, reorganization, exchange or the like and all new, substituted or additional securities or property distributed to Ornath by reason of Ornath’s ownership of the Option Shares (such securities or property shall be included in the definition of Option Shares for the purposes hereof).

Section 3. Payment of Taxes. Each of Ornath and the Company shall be responsible for their respective tax obligations arising out of the transactions contemplated by this Stock Option.

Section 4. Mutilated or Missing Stock Option. In case this Stock Option shall be mutilated, lost, stolen, or destroyed, Ornath shall issue in exchange and substitution of and upon cancellation of the mutilated Stock Option, or in lieu of and substitution for the Stock Option lost, stolen or destroyed, a new Stock Option of like tenor and for the purchase of a like number of Option Shares, but only upon receipt of evidence reasonably satisfactory to Ornath of such loss, theft or destruction of the Stock Option, and with respect to a lost, stolen or destroyed Stock Option, reasonable indemnity or bond with respect thereto, if requested by Ornath.

Section 5. Representations of Ornath. Ornath represents to the Company that (i) he is the sole record and beneficial owners of the Option Shares and has good and marketable title to the Option Shares, (ii) except expressly provided herein, the Option Shares are not, and will not be, subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restrictive lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, and (iii) all Option Shares have been, and will be, at the time of the exercise of this Stock Option, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

Section 6. Adjustments. Subject and pursuant to the provisions of this Section 6, the Option Price and number of Option Shares subject to this Stock Option shall be subject to adjustment from time to time as set forth hereinafter.

(a) If the Company shall, at any time or from time to time while this Stock Option is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares, then the number of Option Shares purchasable upon exercise of the Stock Option immediately prior to the date upon which such change shall become effective, shall be adjusted so that the Company thereafter exercising the Stock Option shall be entitled to receive the number of shares of Common Stock which, if the Stock Option had been exercised immediately prior to such event, (i) the Company would have owned upon such exercise and been entitled to receive by virtue of such dividend, distribution or subdivision, or (ii) in the case of a combination, such number of shares into which the number of shares the Company would have owned upon such exercise would have been reduced to as a result of such combination. Whenever the number of shares of Common Stock purchasable upon exercise of this Stock Option is adjusted as provided in this Section 6(a), then the Option Price shall also be adjusted by multiplying the Option Price in effect immediately prior to such adjustment, by a fraction, the numerator of which shall equal to the number of shares subject to this Stock Option immediately prior to such adjustment, and the denominator of which shall equal to the number of shares subject to this Stock Option immediately after such adjustment. Such adjustments shall be made successively whenever any event listed above shall occur.

(b) Subject to Section 6(c) below, in case the Company shall reorganize its capital, reclassify its capital stock (other than as provided in Section 6(a)), recapitalize, consolidate with, or merge with or into, another corporation, and pursuant to the terms of such reorganization, reclassification, recapitalization, merger, or consolidation, stock, securities, property or other assets is to be received by or distributed to the holders of Common Stock in lieu of or with respect to shares of Common Stock, then in each such case, the Company, upon exercise of this Stock Option, shall be entitled to receive in lieu of the Option Shares or other securities and property receivable upon exercise of this Stock Option prior to the consummation of such reorganization, reclassification, recapitalization, consolidation or merger, or if the Common Stock is not changed, exchanged or extinguished in such transaction then in addition to the rights specified herein, the stock or other securities, property or assets to which the Company would have been entitled to had it exercised this Stock Option immediately prior to such consumation, by a holder of the number of shares of Common Stock for which this Stock Option is exercisable immediately prior to such event. Subject to Section 6(c) below the foregoing provisions of this Section 6(b) shall similarly apply to successive reorganizations, reclassifications, recapitalizations, mergers or consolidations.

(c) In the event of (i) a proposed dissolution or liquidation of the Company, or (ii) a proposed sale of all or substantially all of the assets or outstanding equity of the Company, or (iii) the merger or consolidation of the Company with or into another entity or any other corporate reorganization if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity, Company must, if at all, exercise this Stock Option at least 5 days prior to the consummation of such event, but only to the extent that Ganani exercises or has exercised the Ganani Option, which exercise may be conditioned upon the consummation of such event, and this Stock Option shall terminate upon consummation of such event. In such an event, the vesting of this Stock Option shall accelerate and the entire Stock Option shall be exercisable in full immediately prior to the consummation of such event, but conditioned upon the event occurring.

(d) An adjustment to the Option Price or the number or type of securities issuable upon exercise of this Stock Option shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

(e) In the event that, as a result of an adjustment made pursuant to this Section 6, the Company shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Stock Option shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Option Shares contained in this Stock Option.

(f) In the event of an adjustment made pursuant to this Section 6, Ornath shall cause the appropriate certificates, stock, securities, property or assets to be delivered to the Company, together with any required instruments of transfer, to be held in escrow in the same manner as the Option Shares.

Section 7. Benefits. Nothing in this Stock Option shall be construed to give any person, firm or corporation (other than the Company and Ornath) any legal or equitable right, remedy or claim, it being agreed that this Stock Option shall be for the sole and exclusive benefit of the Company and Ornath.

Section 8. Notices to Ornath. Upon the happening of any event requiring an adjustment of the Option Price, the Company shall promptly give written notice thereof to Ornath at the address set forth herein, stating the adjusted Option Price and the adjusted number of Option Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice or any defect therein shall not affect the legality or validity of the event giving rise to, or the, subject adjustment.

Section 9. Securities Act of 1933. Ornath and the Company acknowledge and agree that the issuance of this Stock Option and the purchase, if any, of the Option Shares, upon exercise, is exempt from registration under the Securities Act of 1933, as amended by virtue of Section 4(1) of such Act.

Section 10. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a business day or later than 6:30 p.m. (New York City time) on any business day, (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	TraceGuard Technologies, Inc.
#6 Ravnitzki Street
Petach Tikva 49277 Israel
Fax No.: 011-972-3-542-3710
Attn: David Ben-Yair, CFO

With a copy to:	Moses & Singer LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174-1299
Fax No.: 917-206-4381
Attn: Allan Grauberd, Esq.

If to Ornath:

or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by such Person.

Section 11. Successors. All the covenants and provisions hereof by or for the benefit of the Optionholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

Section 12. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Stock Option shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof to the extent such principles would require the application of the laws of another jurisdiction.

Section 13. Amendment; Waiver. Any term of this Stock Option may be amended or waived upon the written consent of the Company and Ornath.

Section 14. Section Headings. The section headings in this Stock Option are for the convenience of the Company and Ornath and in no way alter, modify, amend, limit or restrict the provisions hereof.

IN WITNESS WHEREOF, Ornath has caused this Stock Option to be duly executed, as of the 29th day of May, 2007.

By:	/s/ Dr. Fredy Ornath
Name: Dr. Fredy Ornath

The Company hereby accepts and agrees to the terms and conditions of this Stock Option Agreement.

TRACEGUARD TECHNOLOGIES, INC.

Date: May 29, 2007	By:	/s/ Dr. Ehud Ganani
Name: Dr. Ehud Ganini
Title: Chief Executive Officer

APPENDIX A
STOCK OPTION EXERCISE FORM

TO: Dr. Fredy Ornath:

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Stock Option (“Stock Option”) for, and to purchase thereunder by the payment of the Option Price and surrender of the Stock Option,                          shares of Common Stock (“Option Shares”) provided for therein.

and, if the number of Option Shares shall not be all the Option Shares purchasable upon exercise of the Stock Option, that a new Stock Option for the balance of the Option Shares purchasable upon exercise of this Stock Option be registered in the name of TraceGuard Technologies, Inc. (the “Company”) and delivered to the address stated below.

Dated: ___________________, ____	TRACEGUARD TECHNOLOGIES, INC.

By:

Name (please print)

Address